Exhibit 99.1

Community Bancorp to Present at D.A. Davidson Financial Services Conference


    LAS VEGAS--(BUSINESS WIRE)--May 7, 2007--Community Bancorp (the "Company") (NASDAQ: CBON), parent company of Community Bank of Nevada and Community Bank of Arizona, announced today that President and Chief Executive Officer, Edward M. Jamison, Executive Vice President and Chief Operating Officer, Lawrence K. Scott, and Executive Vice President and Chief Financial Officer, Patrick Hartman, will present at the D.A. Davidson 9th Annual Financial Services Conference. The conference will take place in Seattle, WA on May 9-10, 2007. A copy of the slides used at the presentation will be available on May 9, 2007, beginning at 5:15 p.m. ET, through the Investors page of the Company's website at www.communitybanknv.com.

    About Community Bancorp

    Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada, with two operating bank subsidiaries: 1) Community Bank of Nevada, and 2) Community Bank of Arizona. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through twelve branches located in the greater Las Vegas area and two loan production offices in southern California and Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank), acquired in September 2006, is an Arizona state chartered bank, which operates through two full-service branches in the greater Phoenix area. Through our subsidiaries, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

    For more information about Community Bancorp, visit our website at www.communitybanknv.com.

    Member FDIC, Equal Housing Lender, SBA Preferred Lender

    Forward-Looking Statements

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas, Nevada and Phoenix, Arizona markets, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in "Item 1A. Risk Factors" of our Annual Report on Form 10K for the year ended December 31, 2006, and our other Securities and Exchange Commission filings.

    When used in this document, the words or phrases such as "will likely result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA's safe harbor provisions.

    CONTACT: Community Bancorp, Las Vegas
             Edward M. Jamison, 702-878-0700
             Patrick Hartman, 702-878-0700